EXHIBIT 99.1

Marlin Business Services Corp. Reports Fourth Quarter and Full-Year 2012 Results and Increases Its Quarterly Cash Dividend to $0.10 Per Share

Fourth Quarter and Full Year Highlights:

  Net income of $3.6 million for the fourth quarter of 2012, and $11.7 million for the full year, up 89% year-over-year
  New lease originations of $87.8 million for the fourth quarter of 2012, and $322.2 million for the full year, up 41% year-over-year
  Risk adjusted net interest and fee margin of 11.55% for the quarter
  $378 million of insured deposits, up 90% year-over-year
  Average cost of deposits of 1.00% for the fourth quarter
  Strong capital position, equity to assets ratio of 29.01%
  Total risk-based capital ratio of 33.04%
  Efficiency ratio improved to 60% for the full year, compared to 70% for 2011

MOUNT LAUREL, N.J., Jan. 30, 2013 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported fourth quarter 2012 net income of $3.6 million, or $0.28 per diluted share. Net income for the full year 2012 was $11.7 million, or $0.91 per diluted share.

"There were many positive developments for our business in 2012," says Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer. "We delivered strong asset and profit growth and favorable credit quality performance, with a focus on delivering value-added credit products and services to our customers," says Mr. Dyer.

Fourth quarter 2012 lease production was $87.8 million based on initial equipment cost, up from $81.6 million for the third quarter of 2012 and 28% higher than the fourth quarter of 2011. Full year 2012 lease origination volume was $322.2 million, a 41% increase year-over-year.

Net interest and fee margin increased in the fourth quarter of 2012 to 13.54%, from 13.51% in the third quarter of 2012, and has increased 50 basis points from the fourth quarter a year ago. For the full year, net interest and fee margin is 13.42%, an improvement of 83 basis points over 2011.

The Company's cost of funds improved 9 basis points from the third quarter of 2012 and 128 basis points from the fourth quarter of 2011. The improvement resulted from the Company's continuing shift in funding mix to lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank. On a total year basis, cost of funds was 1.59%, compared to 3.19% for 2011.

The increase to the provision for credit losses this quarter is a result of higher charge-offs and portfolio growth. The allowance for credit losses as a percentage of total finance receivables stands at 1.30% as of December 31, 2012, compared to 1.20% as of September 30, 2012. The allowance for credit losses as of December 31, 2012 represents 265% of total 60+ day delinquencies compared to 258% as of September 30, 2012.

Leases over 30 days delinquent were 0.92% of Marlin's lease portfolio as of December 31, 2012, 5 basis points higher than the third quarter of 2012 and 10 basis points lower than a year ago. Leases over 60 days delinquent were 0.42% of Marlin's lease portfolio as of December 31, 2012, up 2 basis points from 0.40% at September 30, 2012 and 4 basis points higher than a year ago.

Fourth quarter net charge-offs were 1.26% of average total finance receivables, up from 0.89% for the third quarter and 13 basis points lower than the fourth quarter of 2011. The increase over the prior quarter reflects the impact of portfolio growth and seasoning, and the timing of defaults.

Fourth quarter total operating expenses were $9.8 million, up $0.2 million, or 2%, from the third quarter of 2012. The increase in operating expenses is primarily due to variable costs associated with the increase in volume.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 29.01%. Our risk based capital ratio is 33.04%, which is well above regulatory requirements.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

The Board of Directors of Marlin Business Services Corp. declared a $0.10 per share quarterly dividend, a $0.02 increase over the previous quarterly dividend. The dividend is payable February 22, 2013, to shareholders of record on February 11, 2013. Based on the closing stock price on January 29, 2013, the annualized dividend yield on the Company's common stock is 1.87%.

Conference Call and Webcast

We will host a conference call on Thursday, January 31, 2013 at 9:00 a.m. ET to discuss the Company's fourth quarter and full-year 2012 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (Nasdaq:MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
	December 31,
	2012	2011
	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$ 2,472	$ 1,035
Interest-earning deposits with banks	62,498	41,250
Total cash and cash equivalents	64,970	42,285
Restricted interest-earning deposits with banks (includes $0.0 million and $24.3 million at December 31, 2012 and December 31, 2011, respectively, related to consolidated variable interest entities ("VIEs"))	3,520	28,637
Securities available for sale (amortized cost of $4.8 million and $1.7 million at December 31, 2012 and December 31, 2011, respectively)	4,845	1,780
Net investment in leases and loans (includes $0.0 million and $60.0 million at December 31, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	503,017	387,840
Property and equipment, net	1,970	2,052
Property tax receivables	397	265
Other assets	23,629	23,110
Total assets	$ 602,348	$ 485,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$ 378,188	$ 198,579
Long-term borrowings (includes $0.0 million and $45.1 million at December 31, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	15,514	92,004
Other liabilities:
Sales and property taxes payable	4,505	2,169
Accounts payable and accrued expenses	12,062	8,791
Net deferred income tax liability	17,329	20,325
Total liabilities	427,598	321,868

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,774,829 and 12,760,266 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	128	128
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	87,994	85,544
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive income	55	1
Retained earnings	86,575	78,430
Total stockholders' equity	174,750	164,101
Total liabilities and stockholders' equity	$ 602,348	$ 485,969

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per-share data)

Interest income	$ 14,404	$ 11,433	$ 52,975	$ 44,269
Fee income	3,122	3,091	11,976	12,254
Interest and fee income	17,526	14,524	64,951	56,523
Interest expense	1,465	2,355	6,882	11,416
Net interest and fee income	16,061	12,169	58,069	45,107
Provision for credit losses	2,373	1,194	5,920	4,134
Net interest and fee income after provision for credit losses	13,688	10,975	52,149	40,973

Other income:
Insurance income	1,042	1,070	4,101	3,759
Loss on derivatives	(5)	(2)	(6)	(53)
Other income	750	655	1,869	1,945
Other income	1,787	1,723	5,964	5,651
Other expense:
Salaries and benefits	6,179	5,659	24,862	22,539
General and administrative	3,374	3,202	13,547	13,044
Financing related costs	213	196	850	719
Other expense	9,766	9,057	39,259	36,302
Income before income taxes	5,709	3,641	18,854	10,322
Income tax expense	2,064	1,581	7,157	4,147
Net income	$ 3,645	$ 2,060	$ 11,697	$ 6,175

Basic earnings per share	$ 0.29	$ 0.16	$ 0.92	$ 0.48
Diluted earnings per share	$ 0.28	$ 0.16	$ 0.91	$ 0.48

Cash dividends declared per share	$ 0.08	$ 0.06	$ 0.28	$ 0.06

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2011	3/31/2012	6/30/2012	9/30/2012	12/31/2012

Net Income:
Net Income	$2,060	$1,649	$2,988	$3,415	$3,645

Annualized Performance Measures:
Return on Average Assets	1.71%	1.34%	2.29%	2.50%	2.48%
Return on Average Stockholders' Equity	5.04%	4.02%	7.17%	8.08%	8.44%

EPS Data:
Net Income Allocated to Common Stock	$1,916	$1,576	$2,861	$3,270	$3,497
Number of Shares - Basic	11,900,351	12,106,865	12,172,628	12,186,832	12,238,081
Basic Earnings per Share	$0.16	$0.13	$0.24	$0.27	$0.29

Number of Shares - Diluted	11,949,505	12,173,522	12,240,154	12,280,123	12,331,766
Diluted Earnings per Share	$0.16	$0.13	$0.23	$0.27	$0.28

Cash Dividends Declared per share	$0.06	$0.06	$0.06	$0.08	$0.08

New Asset Production:
# of Sales Reps	93	99	106	112	114
# of Leases	5,016	5,658	6,172	6,227	6,500
Leased Equipment Volume	$68,427	$72,362	$80,442	$81,623	$87,771

Approval Percentage	64%	66%	68%	67%	67%

Average Monthly Sources	911	1,016	1,128	1,117	1,207

Implicit Yield on New Leases	12.57%	12.71%	13.19%	12.97%	12.56%

Net Interest and Fee Margin:
Interest Income Yield	12.25%	12.34%	12.28%	12.20%	12.15%
Fee Income Yield	3.31%	3.19%	2.66%	2.64%	2.63%
Interest and Fee Income Yield	15.56%	15.53%	14.94%	14.84%	14.78%
Cost of Funds	2.52%	2.18%	1.72%	1.33%	1.24%
Net Interest and Fee Margin	13.04%	13.35%	13.22%	13.51%	13.54%

Average Total Finance Receivables	$373,260	$390,608	$417,794	$448,691	$474,225
Average Net Investment in Leases	$372,676	$390,150	$417,342	$448,211	$473,699

End of Period Net Investment in Leases	$387,377	$412,099	$442,781	$471,545	$502,496

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	1.02%	0.93%	0.70%	0.87%	0.92%
30+ Days Past Due Delinquencies	$4,452	$4,362	$3,560	$4,713	$5,296

60+ Days Past Due Delinquencies	0.38%	0.41%	0.27%	0.40%	0.42%
60+ Days Past Due Delinquencies	$1,663	$1,911	$1,385	$2,173	$2,444

Net Charge-offs - Total Finance Receivables	$1,300	$1,199	$1,090	$1,003	$1,493
% on Average Total Finance Receivables Annualized	1.39%	1.23%	1.04%	0.89%	1.26%

Allowance for Credit Losses	$5,353	$5,256	$5,197	$5,608	$6,488
% of 60+ Delinquencies	321.89%	275.04%	375.23%	258.08%	265.47%

90+ Day Delinquencies (Non-earning total finance receivables)	$829	$842	$686	$989	$1,395

Expense Ratios:
Salaries and Benefits Expense	$5,659	$7,062	$5,633	$5,988	$6,179
Salaries and Benefits Expense Annualized % of Avg. Fin. Recbl.	6.06%	7.23%	5.39%	5.34%	5.21%

Total personnel end of quarter	242	246	258	258	265

General and Administrative Expense	$3,202	$3,294	$3,489	$3,390	$3,374
General and Administrative Expense Annualized % of Avg. Fin. Recbl.	3.43%	3.37%	3.34%	3.02%	2.85%

Efficiency Ratio	63.78%	72.17%	60.03%	56.36%	53.51%

Balance Sheet:

Assets
Investment in Leases and Loans	$385,984	$409,960	$439,933	$468,722	$500,203
Initial Direct Costs and Fees	7,209	7,849	8,495	8,945	9,302
Reserve for Credit Losses	(5,353)	(5,256)	(5,197)	(5,608)	(6,488)
Net Investment in Leases and Loans	$387,840	$412,553	$443,231	$472,059	$503,017
Cash and Cash Equivalents	42,285	39,600	49,007	70,025	64,970
Restricted Cash	28,637	28,487	13,175	10,747	3,520
Other Assets	27,207	32,031	27,108	26,206	30,841
Total Assets	$485,969	$512,671	$532,521	$579,037	$602,348

Liabilities
Deposits	198,579	238,760	283,782	341,993	378,188
Total Debt	$92,004	$73,692	$48,046	$33,083	$15,514
Other Liabilities	31,285	34,378	32,228	32,462	33,896
Total Liabilities	$321,868	$346,830	$364,056	$407,538	$427,598

Stockholders' Equity
Common Stock	$128	$127	$127	$127	$128
Paid-in Capital, net	85,542	86,394	86,740	87,359	87,992
Other Comprehensive Income (Loss)	1	1	51	66	55
Retained Earnings	78,430	79,319	81,547	83,947	86,575
Total Stockholders' Equity	$164,101	$165,841	$168,465	$171,499	$174,750

Total Liabilities and Stockholders' Equity	$485,969	$512,671	$532,521	$579,037	$602,348

Capital and Leverage:
Equity	$164,101	$165,841	$168,465	$171,499	$174,750
Debt to Equity	1.77	1.88	1.97	2.19	2.25
Equity to Assets	33.77%	32.36%	31.64%	29.62%	29.01%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	33.74%	33.36%	32.04%	31.22%	29.43%
Tier 1 Risk-based Capital	37.94%	36.06%	34.77%	33.30%	31.85%
Total Risk-based Capital	39.19%	37.20%	35.85%	34.40%	33.04%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.

Average balances from January 1, 2012 forward were calculated using average daily balances. Average balances before January 1, 2012 were generally calculated using beginning and ending balances for each month to approximate average daily balances. The average balance of total finance receivables for the three-month period ended December 31, 2012 was decreased by approximately $7.7 million, from $481.9 million to $474.2 million, as a result of this calculation change.
CONTACT: Marlin Business Services Corp.
         www.marlincorp.com
         (888) 479-9111